                                                                   EXHIBIT 10.16

                        PROFESSIONAL SERVICES AGREEMENT

     THIS PROFESSIONAL SERVICES AGREEMENT, effective as of December 20, 1999, is hereby made by and between INDEPENDENT WIRELESS ONE CORPORATION ("IWO") a Delaware corporation, IWO Holdings Inc., a Delaware corporation ("Holdings" and along with its wholly owned subsidiary, IWO, the "Corporation") having an office at 319 Great Oaks Boulevard, Albany, New York, 12203-5971 and Mr. J.K. Hage, III, Esq., 610 Charlotte Street, Utica, New York, 13501 (the "Counsel").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, IWO and Counsel have entered into a Professional Services
Agreement;

     WHEREAS, Holdings has, as of the date of this Agreement, entered into an agreement to acquire IWO; and

     WHEREAS, IWO desires to continue and extend the terms of the professional services of Counsel, and Holdings desires to induce and secure the services of Counsel.

     IT IS THEREFORE AGREED that in consideration of the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree as follows:

     1. Engagement. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby offers and Counsel hereby accepts the appointment to act in the capacity of an Independent Contractor for the purposes and upon the terms hereinafter set forth.

     2. Term. Counsel's engagement hereunder shall commence effective as of the date of the first closing of the asset transfer and of the Affiliation Agreement between the Corporation and Sprint PCS (the "Effective Date") and shall continue until December 31, 2002 or the death of Counsel or unless and until terminated by either party pursuant to Paragraph 5 below. The term of this Agreement is hereafter referred to as "the term of this Agreement" or "the term hereof."

     3.   Capacity and Performance.

          (a) During the term hereof, with respect to IWO, Counsel shall serve as Executive Vice President, General Counsel and Secretary and, with respect to Holdings, Counsel shall serve as General Counsel, Executive Vice President and Secretary.

          (b) During the term hereof, Counsel shall have all powers and duties consistent with his position, subject to the reasonable direction and control of the Corporation's Chief Executive Officer ("CEO"), and shall perform or shall have performed under his direction and supervision such other duties on behalf of the Corporation and its Affiliates and have such other responsibilities as may reasonably be designated from time-to-time by the CEO or by the Corporation's Board of Directors (the "Board"), provided always that the same shall be consistent with Counsel's ethical and professional responsibilities.
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                                      -2-


          (c) During the term hereof, Counsel shall devote and expend for the benefit of the Corporation, as reasonably requested by the Corporation, up to two thousand (2,000) billable hours per annum working time exclusively to the business and affairs of the Corporation. During the term hereof, Counsel shall use his best efforts, professional judgment, skill, and knowledge to foster the advancement of the business and interests of the Corporation and shall efficiently perform his duties hereunder. Subject to his ethical and professional responsibilities, Counsel shall be entitled without constraint to engage in any other professional or business activity or serve in any industry, trade, governmental, or academic position during the term of this Agreement including, without limitation, telephone, wireless, fiber, internet and cable television businesses. Subject to the direction of the CEO and/or the Board as aforesaid, Counsel's principal area of responsibility and authority shall be that of the Chief Legal Officer of the Corporation and, as such, he shall direct and supervise the legal affairs of the Corporation with respect to all aspects of governmental regulation, compliance with applicable laws, supervision and delegation and retention of outside independent counsel when appropriate in his opinion, legal aspects of contract negotiation and administration and compliance. Counsel shall have the authority to expend funds for the use or retention of outside counsel in an annual amount agreed to by Counsel and Corporation. The Corporation agrees that the duties assigned to Counsel shall not be inconsistent with the foregoing and shall not oblige Counsel to engage in any activity nor perform any act that would be inconsistent with his ethical and professional responsibilities, and that Counsel shall have such powers, authority, and facilities at his disposal as are suitable to his position and as shall reasonably be required to enable him to discharge his duties in an efficient and professional manner. Notwithstanding anything to the contrary contained in this Paragraph 3, in no event shall Counsel engage in any activity which would in anyway actually and materially conflict with the business interests of the Corporation.

     4. Compensation and Benefits. The Corporation shall pay, as compensation for all services performed by Counsel under and during the term hereof and subject to performance of Counsel's duties and of the obligations of Counsel, pursuant to this Agreement or otherwise, the following, each and all of which shall be considered remuneration for purposes of this Agreement:

          (a)  Base Fee. During the term hereof, the Corporation shall pay
               --------
Counsel (or, as directed by Counsel, to any law firm or professional association or entity with which Counsel is affiliated) an hourly fee of two hundred dollars ($200.00) for a total of no more than two thousand hours per annum, for all legal services and consulting performed personally by Counsel. Notwithstanding any other provision of this Agreement, if Counsel should expend, in his discretion, more than 2,000 billable hours on behalf of the Corporation per annum, Counsel shall not receive hourly compensation for any such additional hours over 2,000. In accordance with the provisions of Subparagraph (e) of this Paragraph 4, Counsel shall have the authority to cause the Corporation to employ or otherwise engage the professional services of another licensed attorney selected by Counsel (herein "Assistant Counsel"), and Counsel shall have the authority to retain or otherwise engage one full-time, fully dedicated paralegal to aid in the legal services to be performed by Counsel and Assistant Counsel.
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                                      -3-

          (b)  Other Benefits.
               --------------

               (i) Counsel shall be entitled to an allowance of one hundred fifty dollars ($150.00) per month, payable on the first day of each month during the term hereof to defray the costs of the use of an automobile for business purposes (such allowance is in addition to reimbursable expenses in 4(c) below).

               (ii) Counsel shall be entitled during the term hereof to the exclusive use of two (2) computers with all appropriate peripherals.

               (iii) Counsel shall be entitled during the term hereof to three
                     (3) wireless telephones and a payment of all tolls and charges associated with the use thereof.

               (iv) On January 4, 1999, Counsel shall be paid a bonus for the year ending December 31, 1999 in the sum of three hundred thousand dollars ($300,000.00) representing a bonus for services rendered.

               (v) A success bonus in an amount up to three hundred thousand dollars ($300,000.00) based upon the Board's reasonable discretionary evaluation of Counsel's individual performance, such performance criteria to be developed in consultation with Counsel and issued within forty-five (45) days after the commencement of each relevant fiscal year of the Corporation (or portion thereof) during the term of Counsel's employment. Individual performance criteria may include, by way of example only, strategic goals and plans of the Corporation as well as a reward for exceeding those goals or plans.

          (c)  Business Expenses. The Corporation shall pay or reimburse Counsel
               -----------------
for all reasonable and necessary business expenses incurred or paid by Counsel in the performance of his duties and responsibilities hereunder, subject to any such reasonable substantiation and documentation as may be specified by the Corporation from time-to-time. Such expenses shall include, without limitation:
(i) in accordance with standard Corporation policy, charges for travel, mileage, tolls, parking, and lodging (but not in connection with home-to-Utica office commuting); and (ii) actual costs incurred by Counsel (not including any overhead or administrative factors) for courier services, overnight delivery, postage, online research, photocopying, printing, facsimile, long distance charges, and the like. Counsel's said expenses shall be invoiced to the Corporation monthly, and the Corporation shall make payment thereon within thirty (30) days after receipt of each valid invoice.

          (d)  Stock Options. In addition to the basic compensation and cash
               -------------
bonus compensation provided for herein Counsel shall be entitled during the term of his employment to participate in the Management Stock Incentive Plan, dated as of the date hereof, of the Corporation and pursuant thereto has been granted certain non-qualified options pursuant to a
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                                      -4-

Stock Option Agreement entered into between the employee and the Corporation as of the date hereof. Such Agreement is incorporated herein by reference as Exhibit A.
---------

          (e)  Assistant Counsel and Paralegal. The Corporation shall hire and
               -------------------------------
retain as employees, at all times during the term hereof, an Assistant, Counsel and a Paralegal to assist Counsel in the performance of his duties hereunder, the recruitment and supervision of whom shall be under the primary responsibility and authority of Counsel. In such connection, the Corporation shall budget up to seventy-five thousand dollars ($75,000.00) and forty-five thousand dollars ($45,000.00) per annum as basic salary compensation for the position of Assistant General Counsel and Paralegal respectively.

     5.   Termination of Engagement.

          (a) Notwithstanding anything to the contrary express or implied herein, Counsel's engagement hereunder shall terminate upon written notice by either party to the other of the notifying party's intention to terminate Counsel's performance and services hereunder. In such connection it is understood and agreed that the Corporation may terminate this Agreement and dismiss Counsel (and any Assistant Counsel and other contractors retained hereunder) without cause and for any reason deemed sufficient by the Corporation.

          (b) Upon the effective date of notice of termination of Counsel's engagement hereunder pursuant to this subsection (a) above: (i) the Corporation shall not have any further obligation or liability to Counsel under this Agreement, other than for Base Fee and Additional Professional Fees earned and unpaid through the date of termination, as well as for any benefits accruing through the date of termination; and (ii) all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid or unexercised monetary obligations or benefits and except for the provisions of Sections 6 through (and inclusive of) 18 hereof.

     6. Restrictive Covenants. In consideration of the payment to Counsel of the compensation specified in Paragraph 4 above, Counsel hereby covenants and agrees as follows:

          (a) Counsel shall treat either as trade secrets or as confidential or proprietary information of the Corporation (i) any data or information acquired during the course of or as a result of his employment, which is not otherwise available to Counsel except by reason of his employment, including but not limited to such items as reports or findings from tests, investigative studies, consultations or the like, methodology, proposals, systems, programs, or marketing techniques, and strategies developed by but not generally released by the Corporation or peculiar to the business of any customer of the Corporation and all particularized information relating thereto; (ii) names or lists of the Corporation's clients or information, data, or services made available to such clients not made public by the Corporation and non-public information relating to the operating methods or plans or requirements of any customer of the Corporation; and (iii) any other data or information designated either by the Corporation or by any of its customers or clients as confidential or proprietary.

          (b) All improvements, discoveries, programs, processes, innovations, and inventions (whether or not deemed patentable) conceived, devised, made, developed, or
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                                      -5-

perfected by Counsel during any period of his engagement by the Corporation or any period prior to the effective date hereof during which Counsel was in the service of any entity acquired by the Corporation or any period prior to the effective date hereof during which Counsel was in the service of any entity acquired by the Corporation and related in any material way to the business, including development and research of the Corporation, shall be made and promptly disclosed to the Corporation and the same shall be the sole and absolute property of the Corporation. Upon request of the Corporation, Counsel will execute all documents reasonably deemed appropriate by the Corporation to secure the foregoing rights and for obtaining the grants of patents, both domestic and foreign, with respect to such improvements, discoveries, programs, processes, innovations, or inventions and for vesting title to such patents in the Corporation, provided, however, that Counsel shall not be required to incur any costs or legal expenses in conjunction with the compliance of any such request.

          (c) Counsel agrees to refrain, except as properly required in the business of the Corporation, or as authorized in writing by the Corporation, (i) from using for Counsel's own benefit any matters to be treated as trade secrets or as confidential or proprietary information under Paragraph (a) above; (ii) from using these matters for the benefit of any other person, firm, or corporation; (iii) from disclosing these matters to any other person, firm, or corporation; and (iv) from authorizing or permitting such disclosure during the term of his employment or thereafter.

          (d) Counsel agrees to surrender to the Corporation at any time upon request and in any event upon termination of this Agreement, except as the Corporation may otherwise consent in writing, all written documents, sketches, records, or information whether copyrighted or patented or not, or any copies of imitations thereof, whether made by Counsel or not, which embody or contain or describe in any way those matters to be treated as trade secrets or as confidential or proprietary information under Paragraph (a) above. The Corporation shall not unreasonably withhold authorization for Counsel to retain any matters covered by this Paragraph 6, the continued possession of which by Counsel will not, in the Corporation's sole but reasonable opinion, be detrimental to the best interest of the Corporation.

          (e) Counsel agrees, during the term of this Agreement and for a period of two (2) years after the termination thereof, whether such termination be voluntary or not, that Counsel will not except at the direction of the Corporation, either directly or indirectly, for himself as a proprietor, principal partner, director, officer, employee, agent or other representative acquire or attempt to acquire the business then conducted by the Corporation with any customer of the Corporation under any contracts existing or proposals submitted on or before the date of termination of this Agreement; provided, however, that nothing contained in this Subparagraph (e) or elsewhere in this Agreement shall be construed to impede or diminish Counsel's right and entitlement, hereby confirmed, to pursue the practice of law in the furnishing of legal representation to clients, subject only to the constraints of applicable ethical rules and those provisions of this Agreement regarding confidential or proprietary information.

               The term "customer of the Corporation" for purposes hereof shall mean any individual or entity which is the ultimate user or recipient of the Corporation's (or any subsidiary of the Corporation) services and products whether the same be made available directly to such entity or through an intermediate purchaser of such services and products.
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                                      -6-

          (f) Counsel agrees to refrain, during the term of his employment and for one (1) year thereafter, from hiring or offering to hire, except with the written permission of the Corporation, any employee of the Corporation or from enticing away or in any other manner persuading or attempting to persuade any employee of the Corporation to discontinue his relationship with the Corporation; provided, however, that nothing herein shall prohibit Counsel from hiring or offering to hire, any employee of the Corporation where the initial hiring inquiry was solely initiated by any such employee or a third party without direction from Counsel.

          (g) No provision of this Paragraph 6 is intended to limit Counsel's right to use or disclose information which is in the public domain or a matter of common knowledge, or which is generally known in the industry, or acquired by him from a third party not prohibited from making such disclosure to him, or which information was already known to Counsel other than by breach of this Agreement; nor is it intended to limit Counsel's obligation to comply with lawful subpoenas or to other lawful process.

          (h) No act or failure to act shall be a waiver of any right conveyed hereunder, except an express waiver in writing. The rights reserved to the Corporation under this Paragraph 6 of this Agreement are necessarily of a special, unique, unusual, and extraordinary character, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by Counsel of any of the provisions in this Paragraph 6 will cause the Corporation irreparable injury. Therefore, in addition to any other available remedies, the Corporation shall be entitled to an injunction to restrain any violation of this Agreement by Counsel, his agents, servants, or employees and all persons, firms, or corporations acting for or with him. The obligations of Counsel under the covenants herein contained shall not cease upon termination of his employment for whatever reason, except where otherwise limited in time above.

               These covenants contained in this Paragraph 6 on the part of Counsel shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Counsel against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants. It is the intention of both parties to make the covenants of this Paragraph 6 binding only to the extent that it may be lawfully done under existing applicable law. In the event that any part of any covenant of this Paragraph 6 is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

     7. Conflicting Agreements. Counsel hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Counsel is a party or is bound and that Counsel is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.
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                                      -7-

     8. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

          (a) "Affiliates" means all persons and entities. directly or indirectly controlling, controlled by or under common control with the Corporation, where control may be either management authority or equity interest, including without limitation, IWO.

          (b) "Person" means an individual, corporation, association, partnership, estate, trust, or any other entity or organization.

     9. Assignment. Neither the Corporation nor Counsel may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other, provided, however, that the Corporation may assign its rights and obligations under this Agreement without the consent of Counsel in the event that the Corporation shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer, all or substantially all, of its properties or assets to any other Person. However, any such assignment or delegation shall not relieve the Corporation of its financial obligations to Counsel under this Agreement. Except in conjunction with his estate planning or in the event of death, Counsel may not assign any rights under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Corporation and Counsel, and their respective successors, executors, administrators, heirs, and permitted assigns.

     10. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If, however, such remainder of this Agreement materially changes any right or benefit accruing to Counsel, then Counsel shall have the right to terminate this Agreement on thirty days' written notice to Corporation.

     11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     12. Notice. Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service with all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to the Corporation shall simultaneously be sent by first class mail to:
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                                      -8-

          Independent Wireless One Corporation
          319 Great Oaks Boulevard
          Albany, New York 12203-5971

     Notice to Holdings shall be as follows:

          c/o Investcorp International Inc.
          280 Park Avenue
          New York, New York 10017
          Telephone: 212-599-4700
          Facsimile: 212-983-7073
          Attention: Christopher J. Stadler

          With a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Telephone: 212-351-4000
          Facsimile: 212-351-4035
          Attention: Sean P. Griffiths, Esq.

     13. Enforcement of Covenants: Injunctive Relief. Counsel acknowledges and agrees that were he to breach any of the covenants contained in this Agreement, the damage would be irreparable, Counsel therefore agrees that the Corporation, in addition to any other remedies available to either of them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Counsel of any of said covenants, without having to post bond.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Counsel's engagement.

     15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Counsel and by an expressly authorized representative of the Corporation.

     16. Headings. The headings and captions in this Agreement are for convenience only and in no way define the scope or content of any provision of this Agreement.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     18. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof
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                                      -9-

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Counsel and the Corporation, by its duly authorized representative, as of the date first above written.

INDEPENDENT WIRELESS ONE CORPORATION

BY:  /s/ Solon L. Kandel
   ------------------------------------
   Name: Solon L. Kandel
         ------------------------------
   Title: President and Chief Executive
          -----------------------------
          Officer
          -----------------------------

IWO HOLDINGS, INC.

By:  /s/ Solon L. Kandel
   ------------------------------------
   Name: Solon L. Kandel
        -------------------------------
   Title: President and Chief Executive
          -----------------------------
          Officer
          -----------------------------
COUNSEL

/s/ J.K. Hage III
---------------------------------------
J. K. Hage III, Esq.